                                                                    Exhibit 21.1


                              LIST OF SUBSIDIARIES


NAME OF SUBSIDIARY                                   JURISDICTION OF INCORPORATION
1.       Versata (Europe) Limited                             United Kingdom
2.       Versata Europe BVBA                                  Belgium
3.       Versata GmbH                                         Germany
4.       Versata France                                       France
5.       Versata (BVI) Limited                                British Virgin Islands
6.       Versata (Australia) Pty.                             Australia
7.       Versata (Canada) Limited                             Canada
8.       Versata (Asia) Limited                               Hong Kong
9.       Verve Inc.                                           United States